Exhibit 99.1

Sierra Announces FDA Regulatory Clarity for Momelotinib & Design of the MOMENTUM Phase 3 Clinical Trial

- MOMENTUM Phase 3 clinical trial planned for launch in Q4 2019; topline efficacy data anticipated in Q4 2021 –

- World renowned myelofibrosis expert Dr. Srdan Verstovsek named Chief Investigator of the MOMENTUM Phase 3 study -

- 180 patient 2:1 randomized, double blind clinical trial design versus danazol -

- Study powered 99% on primary endpoint of symptomatic benefit; >90% powered on secondary endpoints of anemia benefit and spleen reduction -

- Sierra hosting Analyst and Investor call at 6:00am ET on Wednesday, June 5, 2019 -

VANCOUVER, June 4, 2019 - Sierra Oncology, Inc. (SRRA), a late-stage drug development company focused on advancing targeted therapeutics for the treatment of patients with significant unmet needs in hematology and oncology, today announced that it has obtained regulatory clarity with the U.S. Food and Drug Administration (FDA) concerning the design of a Phase 3 clinical trial for momelotinib intended to support potential registration of this differentiated drug candidate for the treatment of previously JAK inhibitor treated myelofibrosis patients. Following receipt of this clarity, Sierra also announced the design of the MOMENTUM Phase 3 clinical trial in myelofibrosis, planned for launch in Q4 2019.

“We have held productive discussions with regulators in the US and EU, presenting a holistic analysis of momelotinib’s compelling array of positive efficacy and safety data observed in the two previously completed SIMPLIFY Phase 3 clinical studies, along with our strategy to conduct an additional Phase 3 trial intended to support momelotinib’s potential registration,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “We have been exceedingly pleased with the collaborative nature of these discussions which have culminated in alignment on the path to potential registration for momelotinib. Moreover, we have received constructive input that ensures that the design of the MOMENTUM Phase 3 study has the potential to generate compelling and persuasive clinical data capable of satisfying regulatory requirements.”

“Momelotinib has consistently demonstrated clinically relevant benefits on the three hallmarks of myelofibrosis: symptoms, anemia and spleen enlargement,” noted Dr. Srdan Verstovsek, MD, PhD, Professor in the Department of Leukemia at The University of Texas MD Anderson Cancer Center, Houston, Texas. “I have been involved in the development of momelotinib for many years, and I am very pleased to be named Chief Investigator of the MOMENTUM Phase 3 study. In my opinion, a good proportion of myelofibrosis patients in the second line setting would be candidates for momelotinib treatment due to its potential ability to improve both quality of life and anemia in a significant number of patients. As a myelofibrosis clinician, I can attest that we desperately need more treatment options that offer an array of distinct benefits for our patients. I look forward to momelotinib potentially becoming an important addition to the armamentarium in the treatment of myelofibrosis.”

“We have designed MOMENTUM in order to generate highly persuasive clinical data with the potential to convincingly demonstrate momelotinib’s meaningful benefits on symptoms, anemia and spleen in the population of patients previously treated with a JAK inhibitor, as supplemented by both top-line and post hoc analyses of the prior SIMPLIFY Phase 3 datasets,” said Dr. Barbara Klencke, Chief Development Officer, of Sierra Oncology. “We have outlined a robust, tractable study that we plan to launch in Q4 2019 and that we anticipate will yield top-line clinical data in Q4 2021.”

About MOMENTUM Phase 3 Clinical Trial:

A Randomized, Double-Blind, Phase 3 Study to Evaluate the Activity of Momelotinib (MMB) versus Danazol (DAN) in Symptomatic, Anemic Subjects with Primary Myelofibrosis (PMF), Post-Polycythemia Vera (PV) Myelofibrosis, or Post Essential Thrombocythemia (ET) Myelofibrosis who were Previously Treated with JAK Inhibitor Therapy.

Sierra plans to launch the MOMENTUM Phase 3 clinical trial in Q4 2019. The randomized double-blind trial is designed to enroll 180 myelofibrosis patients who are symptomatic and anemic and have been treated previously with a JAK inhibitor. Patients will be randomized 2:1 to receive either momelotinib or danazol. Danazol has been selected as an appropriate treatment comparator given its use to ameliorate anemia in myelofibrosis patients, as recommended by NCCN and ESMO guidelines. After 24 weeks of treatment, patients on danazol will be allowed to crossover to receive momelotinib.

The Primary Endpoint of the trial is the Total Symptom Score (TSS) response rate of momelotinib compared to danazol at Week 24 (99% power; p-value < 0.05). Secondary and exploratory endpoints include:

•	Transfusion Independence (TI) rate at Week 24 (key secondary: > 90% powered; p-value < 0.05),

•	Splenic response rate (SRR) at Week 24 (> 90% powered; p-value < 0.05),

•	Duration of TSS response to Week 48,

•	Other measures of anemia benefit, including Transfusion Dependence response rate and various measures of cumulative transfusion burden,

•	Patient Reported Outcome measures of fatigue and physical function.

About Dr. Srdan Verstovsek, Chief Investigator of the MOMENTUM Phase 3 trial:

Dr. Srdan Verstovsek is Chief, Section for Myeloproliferative Neoplasms, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Houston. Dr. Verstovsek is a world-renowned physician-scientist, and a leading global authority on the treatment of myelofibrosis. His clinical and translational research is focused on understanding the biology of and developing new therapies for myeloproliferative neoplasms (MPNs). He has been Principal investigator for more than 50 clinical trials testing novel therapies for patients with MPNs, and has published more than 400 peer-reviewed manuscripts. He is the recipient of numerous awards including the Celgene 2010 Young Investigator Award, 7th Annual Irwin H. Krakoff Award for Excellence in Clinical and the Distinguished Lecturer Award from the Society of Hematologic Oncology and the Otis W. and Pearl L. Walters Faculty Achievement Award in Clinical Research by MD Anderson Cancer Center. He was made a Member of The American Society for Clinical Investigation in recognition of his contributions as a physician-scientist.

Momelotinib Analyst & Investor Conference Call

The company will be hosting an Analyst and Investor conference call at 6:00am ET on Wednesday, June 5, 2019, to discuss next steps for momelotinib.

Domestic (Toll Free- US): 1-800-239-9838

International (Toll): 1-323-794-2551

Conference ID: 8101895

Webcast Link: www.sierraoncology.com

Direct Link: http://public.viavid.com/index.php?id=134831

Event registration and webcast information are available through the Sierra Oncology website at www.sierraoncology.com. An archive of the presentation will be accessible after the event through the Sierra Oncology website.

About Momelotinib

Momelotinib, Sierra’s lead drug candidate, is a potent, selective and orally-bioavailable JAK1, JAK2 & ACVR1 inhibitor with a differentiated therapeutic profile in myelofibrosis encompassing robust constitutional symptom improvements, a range of meaningful anemia benefits, including eliminating or reducing the need for frequent blood transfusions, and comparable spleen control to ruxolitinib. More than 1,200 subjects have received momelotinib since clinical studies began in 2009, including more than 800 subjects treated for myelofibrosis. Momelotinib is covered by patents anticipated to provide potential exclusivity to 2040 in the U.S.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing targeted therapeutics for the treatment of patients with unmet medical needs in hematology and oncology. In addition to our lead drug candidate, momelotinib, Sierra’s pipeline also includes SRA737 and SRA141. SRA737 is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DNA Damage Response (DDR). At the 2019 ASCO Annual meeting, Sierra reported preliminary data for SRA737 including a 30% response rate in patients with anogenital cancer treated with SRA737+LDG (low dose gemcitabine). SRA141 is a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7). Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types.

For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s expectations from current data, anticipated clinical development activities, expected timing of the initiation of, and results from, MOMENTUM, expectations regarding data demonstrated by MOMENTUM, and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, product candidates may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of its product candidates, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com